UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2002

CROWN PACIFIC PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	93-1161833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 SW Morrison Street, Suite 1500, Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-274-2300

CROWN PACIFIC PARTNERS, L.P.

FORM 8-K

INDEX

Item	Description

Item 5.	Other Events

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

Signatures

Item 5.  Other Events

On April 1, 2002, we announced the successful closing of the Inland Tree Farm South sale to Patriot Investments, LLC for gross proceeds of $133.8 million.  We also reported that we are negotiating with our senior lenders regarding a plan to amend our debt agreements.

The Inland Tree Farm South deal involves the first of two sales previously announced by us in our plan to reduce debt.  The first transaction included approximately 157,000 acres and was closed on March 29, 2002.  The second transaction involves the planned sale of Inland Tree Farm North to the same buyer for $55.7 million and is scheduled to close during the second quarter of 2002.  This deal includes approximately 95,000 acres.  Final net proceeds and our book gain will be determined after post-closing adjustments, including the completion of a timber inventory expected to be completed no later than the end of July 2002.

We also reported that we are in negotiations with our bank lender group and the holders of our senior notes on a plan to amend certain terms and amortization requirements of these instruments.  The proposed amendments to the existing bank facilities and senior note agreements will, among other things, extend near term amortization requirements and determine the allocation of the Inland Tree Farm North and South proceeds between the bank and senior note debt.

Pending the final outcome of the lender agreement, we have notified the SEC of our intent to delay the filing of our Annual Report on Form 10-K as allowed under Rule 12b25, until no later than April 16, 2002.  The outcome of these negotiations will not affect our previously reported operating results.  However, the proposed amendments should allow a significant amount of current portion of long-term debt to be reclassified as long-term.

Further details are set forth in the press release attached hereto as Exhibit 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

This list is intended to constitute the exhibit index:

99.1         Press release dated April 1, 2002 announcing the closing of the Inland Tree Farm South sale and the fact that the Partnership is in negotiations with its senior lenders regarding debt facility amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 2002	CROWN PACIFIC PARTNERS, L.P.

	By:	Crown Pacific Management Limited Partnership, as General Partner

	By:	/s/ Richard D. Snyder
Richard D. Snyder
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)